Exhibit 4.35

Termination Agreement

This Termination Agreement (this “Agreement”) is entered into in Shanghai on August 23, 2021 by and among:

Shanghai Aihui Trading Co., Ltd., a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the PRC with its registered address at Room 611, Building 1, 1616 Changyang Road, Yangpu District, Shanghai (“Shanghai Aihui”);

Shenzhen Lvchuang Network Technology Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the PRC, with its registered address at 220B4, Building 3, Section 30, No. 2 Kefa Road, Yuehai Subdistrict Science Park Community, Nanshan District, Shenzhen (“Shenzhen Lvchuang”);

Persons listed in Annex 1 are all of the existing shareholders of Shenzhen Lvchuang (the “Shareholders”).

(Each of Shanghai Aihui, Shenzhen Lvchuang and the Shareholders shall be hereinafter referred to as a “Party”, collectively, the “Parties”, and one Party and the “other Parties”.)

WHEREAS:

(1)	The foregoing Parties have previously executed documents listed in Annex II, either jointly or separately (collectively the “Existing Control Documents”);
(2)	The Parties agree to terminate all the Existing Control Documents pursuant to this Agreement.

NOW, THEREFORE, through mutual consultation, the Parties hereby agree as follows:

1Termination of Existing Control Documents

1.1

Shanghai Aihui, Shenzhen Lvchuang and the Shareholders hereby irrevocably agree and acknowledge that all and any Existing Control Documents shall be terminated and cease to have any effect upon the effective date of this Agreement. With respect to the equity pledge set forth in the Equity Pledge Agreement under the Existing Control Agreement, if the pledge has been registered with the relevant administration for market regulation, the Parties shall promptly complete procedures for cancellation of the equity pledge with the relevant administration for market regulation and use their best efforts to complete the aforesaid (if there is any pledge) within 10 Business Days from the effective date of this Agreement.

1.2

From the effective date of this Agreement, the Parties shall cease to have the rights and obligations under any and all of the Existing Control Documents. The Parties further acknowledge that, from the effective date of this Agreement, each Party will not be required to pay any additional fees or compensations to the other Parties in accordance with the Existing Control Documents or the termination of the Existing Control Agreements; each Party shall be exempted from any liability for its breach of the Control Agreements or Other misconduct (including acts and omissions, if any) committed to the Control Agreements prior to the effective date of this Agreement; each Party irrevocably waives any claim against any other Parties, whether such Party is suffered or may be suffered in the future by any third party claims, regardless of whether such other Parties are liable or not.

1.3	Each Party hereby irrevocably and unconditionally discharges any and all disputes,

claims, demands, rights, obligations, liabilities, actions, contracts or causes of action of any kind or nature that it, has or may have against the other Parties to this Agreement, directly or indirectly relating to or arising out of the Existing Control Documents.

1.4

Without prejudice to the provisions of Article 1.2 and the generality of Article 1.3 above, from the effective date of this Agreement, each Party hereto hereby releases each such Party, its successors, assigns or executors, from and against the other Parties hereto, their present and former directors, officers, employees, counsels and agents (“Such Persons”), affiliates, respective successors and assigns of Such Persons, any commitments, debts, Actions, demands, obligations and liabilities of any kind or nature whatsoever, that they have or may have against the other Parties hereto, in connection with or arising out of the Control Agreements, including all claims and causes of action at law and on an equitable basis, whether asserted or unasserted, absolute or contingent, known or unknown.

1.5	The Parties confirm that no dispute has arisen under the Existing Control Documents from the execution date thereof and they shall cease to have legal effect from the effective date of this Agreement.

2Representations and warranties

Each Party represents and warrants to the other Parties as follows:

(1)

The Party has full legal right, power and authority to execute this Agreement and all of the contracts and documents referred to in this Agreement to which it is a party, and the execution of this Agreement is a manifestation of its true intention;

(2)

The execution and performance of this Agreement will not constitute a breach of any articles of association, agreements executed or license obtained to which it is a party or by which it is bound, and will not result in its breach of judgment, decree, order or consent of any court, governmental or regulatory authority;

(3)

It has obtained all consents, approvals and authorizations necessary for the valid execution of this Agreement and all of the contracts and documents referred to in this Agreement to which it is a party and to observe and perform its obligations hereunder and thereunder;

(4)	This Agreement shall become effective after it is signed and/or sealed by the authorized representative of the Parties and constitute a valid, binding and enforceable legal document to the Parties.

3Covenants

For the purpose of successfully completing the termination of the rights and obligations under the Existing Control Documents, the Parties shall execute all necessary or appropriate documents and take all necessary or appropriate actions to actively cooperate with the other Parties to obtain relevant governmental approval or/and registration documents and to carry out relevant termination procedures.

4Liability for Breach and Indemnification

4.1	Any breach or failure of any Party to perform its representations, warranties, covenants, obligations or responsibilities under this Agreement shall constitute a breach of this Agreement.

4.2

Except as specifically provided in this Agreement, if any Party breaches this Agreement, which causes any cost, liability or loss to the other Parties, the breaching Party shall indemnify the non-breaching Party for any such costs, liabilities or losses (including but not limited to any interest paid or lost as a result of such breach and attorneys’ fee). The total amount of the damages paid by the breaching Party to the non-breaching Party shall be the total losses incurred as a result of such breach.

5Governing Law and Dispute Resolution

5.1	The conclusion, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by and construed in accordance with the laws of the PRC.
5.2

Any dispute arising from the execution of or related to this Agreement (the “Dispute”) may be referred by any Party to the Shanghai Arbitration Commission for arbitration in Shanghai in accordance with the arbitration rules of the Shanghai Arbitration Commission then in effect. The arbitration shall be conducted in Chinese. The arbitration award is final and binding on all Parties involved in the dispute, and each Party agrees to be bound and comply with the award.

5.3

During the period of dispute resolution, except for those in dispute, the Parties shall continue to have their respective other rights under this Agreement and shall continue to perform their corresponding obligations hereunder.

6Confidentiality

6.1

The Parties acknowledge and confirm that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall keep confidential all such confidential information, and without prior written consent of the Other Parties, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be into the public domain (not through the breach of this Agreement by any Party); (b) is required to be disclosed pursuant to the applicable laws or regulations, rules of any securities regulatory authorities, or orders of the court or other regulatory authority; or (c) is required to be disclosed by any Party to its shareholders (partners), directors, employees, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders (partners), directors, employees, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Article 6.1. Disclosure of any confidential information by the shareholders (partners), directors, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

7Miscellaneous

7.1

This Agreement shall become effective after it is signed and/or sealed by the Parties. This Agreement may be amended or modified by the Parties through consultation. Any amendment or modification shall be made in writing and become effective after it is signed and/or sealed by the Parties.

7.2

If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed never existed from the beginning and the validity of other provisions of this Agreement shall not be affected thereby. The Parties shall negotiate and determine new provisions to the extent permitted by Laws to ensure the achievement of the intent of the original provisions to the greatest extent possible.
7.3

Unless otherwise provided in this Agreement, any failure or delay on the part of any Party to exercise its rights, powers or privileges under this Agreement shall not constitute a waiver of such rights, powers and privileges, and any single or partial exercise of such rights, powers and privileges shall not preclude the exercise of any other rights, powers and privileges.

7.4	This Agreement may be executed in any number of counterparts, and each original counterpart shall have the same legal effect.

(Remainder of Page Intentionally Left Blank)

[Signature Page to Termination Agreement]

Shanghai Aihui Trading Co., Ltd. (Seal)

/s/ Shanghai Aihui Trading Co., Ltd.

By:	/s/ Yike CHEN
Name:	Yike CHEN
Title:	Legal Representative

Shenzhen Lvchuang Network Technology Co., Ltd. (Seal)

/s/ Shenzhen Lvchuang Network Technology Co., Ltd.

By:	/s/ Haichen SHEN
Name:	Haichen SHEN
Title:	Legal Representative

Haichen SHEN

/s/ Haichen SHEN

Signature Page to Termination Agreement

Annex I

List of Shareholders

No.	Name of Shareholder	ID No.
1.	Haichen SHEN	***

Annex I List of Shareholders

Annex II

List of Existing Control Documents

#	Name of Document	Parties	Execution Date
1	Exclusive Business Cooperation Agreement	• Shanghai Aihui • Shenzhen Lvchuang	June 19, 2019
2	Exclusive Option Purchase Agreement	• Shanghai Aihui • Shenzhen Lvchuang • Haichen SHEN	June 19, 2019
3	Power of Attorney	• Haichen SHEN	June 19, 2019
4	Share Pledge Agreement	• Shanghai Aihui • Shenzhen Lvchuang • Haichen SHEN	June 19, 2019

Annex II List of Existing Control Documents